Exhibit (d)(34)

Clearwater Investment Trust

AMENDMENT NO. 4 TO THE SUBADVISORY AGREEMENT

This Amendment No. 4 to the Subadvisory Agreement by and among Clearwater Investment Trust (the “Trust”), Clearwater Management Co., Inc. (the “Manager”) and AQR Capital Management, LLC (the “Subadvisor”) on behalf of the Clearwater Core Equity Fund (the “Fund”), is made effective as of November 1, 2019.

WHEREAS, the Trust, the Manager and the Subadvisor previously entered into a Subadvisory Agreement dated as of February 3, 2015, as amended (the “Agreement”); and

WHEREAS, the parties now desire to restate Exhibit A to the Agreement in its entirety with a retroactive effective date for such Exhibit A of October 1, 2019;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Exhibit A of the Agreement is hereby restated in its entirety as follows:

Exhibit A

FEE SCHEDULE

EFFECTIVE OCTOBER 1, 2019

Name of Fund	Subadviser Fee
Clearwater Core Equity Fund	0.22% on All Allocated Assets

2.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment No. 4 to the Agreement.

IN WITNESS WHEREOF, this Amendment has been executed by duly authorized representatives of the parties hereto as of the day, month, and year first written above.

CLEARWATER INVESTMENT TRUST

By:	/s/ Justin H. Weyerhaeuser

Name:	Justin H. Weyerhaeuser

Title:	President

CLEARWATER MANAGEMENT CO., INC.

By:	/s/ William L. Driscoll

Name:	William L. Driscoll

Title:	President

AQR CAPITAL MANAGEMENT, LLC

By:	/s/ Boris Liberman

Name:	Boris Liberman

Title:	Senior Counsel and Head of Trading Documentation